As filed with the Securities and Exchange Commission on February 23, 2001
                                                     Registration No. 333-______

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                       and
                         POST-EFFECTIVE AMENDMENT NO. 1
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------

                               The CIT Group, Inc.
             (Exact name of registrant as specified in its charter)

             Delaware                                     13-2994534
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation or organization)

                           1211 Avenue of the Americas
                            New York, New York 10036
                                 (212) 536-1390

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                                 ERNEST D. STEIN
                  Executive Vice President and General Counsel
                               The CIT Group, Inc.
                           1211 Avenue of the Americas
                            New York, New York 10036
                                 (212) 536-1390
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                  Please send copies of all communications to:
                                   ANDRE WEISS
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                            New York, New York 10022

                                   ----------

        Approximate date of commencement of proposed sale to the public:
               From time to time after the effective date of this
      Registration Statement, as determined in light of market conditions.

                                   ----------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[X]

                                                 CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                                                     Proposed
                                                                     maximum           Proposed
                                                                     offering          maximum          Amount of
           Title of each class of                Amount to be       price per         aggregate        registration
         securities to be registered              Registered           unit         offering price         fee
---------------------------------------------- ----------------- ----------------- ----------------- -----------------

Senior/Senior Subordinated Debt Securities     1,000,000,000(1)        100%        1,000,000,000(2)     250,000(3)
======================================================================================================================

(1) In computing the principal amount of debt securities we issue, we will use the U.S. Dollar equivalent for debt securities denominated in a foreign currency and we will use the offering price, rather than the higher stated principal amount, for original issue discount debt securities.

(2)   Estimated solely for the purpose of determining the registration fee.

(3) Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement contains a combined prospectus that also relates to Registration Statement No. 333-84859, which we previously filed on Form S-3 and which the SEC declared effective on September 23, 1999. We are carrying forward $1,028,000,000 aggregate principal amount of Debt Securities from Registration Statement No. 333-84859, for which we previously paid a filing fee of $285,784.

                                   ----------

      Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement contains a combined prospectus that also relates to Registration Statement No. 333-84859, which we previously filed on Form S-3 and which the SEC declared effective on September 23, 1999. This Registration Statement constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-84859, and such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933.

                                   ----------

      We hereby amend this Registration Statement on any date necessary to delay its effective date until we file an amendment that specifically states that this Registration Statement shall become effective after the filing of that amendment in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective as determined by the SEC, acting pursuant to Section 8(a) of the Securities Act of 1933.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 23, 2001

PROSPECTUS

                               The CIT Group, Inc.
                                 Debt Securities

      We may issue up to an aggregate of $2,028,000,000 of debt securities in one or more series with the same or different terms.

      When we offer specific debt securities, we will disclose the terms of those debt securities in a prospectus supplement that accompanies this prospectus. The prospectus supplement may also add, update and modify information contained or incorporated in this prospectus. Before you make your investment decision, we urge you to carefully read this prospectus and the prospectus supplement describing the specific terms of any offering, together with additional information described under the heading "Where You Can Find More Information."

      These debt securities may be either senior or senior subordinated in priority of payment and will be direct unsecured obligations.

      The terms of any debt securities offered to the public will depend on market conditions at the time of sale. We reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the debt securities that we offer.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

      This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

                 The date of this prospectus is _____ ___, 2001.

                                TABLE OF CONTENTS

                                                                            Page

THE CIT GROUP, INC.........................................................    3

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS .........................   13

USE OF PROCEEDS ...........................................................   14

DESCRIPTION OF DEBT SECURITIES ............................................   14

PLAN OF DISTRIBUTION ......................................................   22

EXPERTS ...................................................................   23

LEGAL OPINIONS ............................................................   24

WHERE YOU CAN FIND MORE INFORMATION .......................................   24

                               THE CIT GROUP, INC.

General

      CIT is a leading global source of financing and leasing capital for companies in more than 30 industries. CIT is a trusted financial engine empowering many of today's leading industries and emerging businesses by offering vendor, equipment, commercial, factoring, consumer, and structured financing capabilities. We had $54.9 billion of managed assets and $6.0 billion of stockholders' equity at December 31, 2000. Our principal executive offices are located at 1211 Avenue of the Americas, New York, New York 10036 and our telephone number is (212) 536-1390. CIT became a public company in November, 1997 in an initial public offering (IPO). Prior to the IPO, the Dai-Ichi Kangyo Bank Limited, or "DKB," owned 80% and Chase Manhattan Corporation owned 20% of CIT. We commenced operations in 1908 and have developed a broad array of "franchise" businesses that focus on specific industries, asset types and markets, which are balanced by client, industry and geographic diversification.

      Our size, scope and diversification was expanded significantly when we acquired Newcourt Credit Group Inc. on November 15, 1999. As of that transaction date, Newcourt had over $21.0 billion of managed assets. Newcourt, headquartered in Toronto, Canada, was a non-bank financial services enterprise, which originated, invested in and sold asset-based financing. Newcourt's origination activities focused on the commercial and corporate finance segments of the asset-based financing market through a global network of offices in 26 countries. This transaction combined the financial strength of CIT with Newcourt's broad technology-based leasing business and international platform.

      We are organized into five business segments as follows:

      o  Equipment Financing and Leasing

      o  Vendor Technology Finance

      o  Commercial Finance

      o  Structured Finance

      o  Consumer

      Certain segments conduct their operations through strategic business units that market their products and services to satisfy the financing needs of specific customers, industries, vendors/manufacturers and markets. Our business segments are described in greater detail in the following pages.

      As of December 31, 2000, DKB held approximately 27.1% of the voting power and economic interest of our outstanding common stock.

Commercial Segments

      Our commercial operations, consisting of our Equipment Financing & Leasing, Vendor Technology Finance, Structured Finance and Commercial Finance segments, provide a wide range of financing and leasing products to small, midsize and larger companies across a wide variety of industries. These industries include manufacturing, retailing, transportation, aerospace, construction and various service and health industries. The secured lending, leasing and factoring products of our commercial operations include direct loans and leases, operating leases, leveraged and single investor leases, secured revolving lines of credit and term loans, credit protection, accounts receivable collection, import and export financing and factoring, debtor-in-possession and turnaround financing, and acquisition and expansion financing. In total, as of December 31, 2000, our commercial segments hold combined financing and leasing assets of $38.6 billion, and managed assets of $47.7 billion, representing 88.1% and 86.8% of our consolidated financing and leasing assets and total managed assets, respectively.

Equipment Financing and Leasing Segment

      Our Equipment Financing and Leasing operations had total financing and leasing assets of $20.1 billion at December 31, 2000, representing 45.9% of total financing and leasing assets. We conduct our Equipment Financing and Leasing operations through two strategic business units:

      o Equipment Financing offers secured equipment financing and leasing and focuses on the broad distribution of its products through manufacturers, dealers/distributors, intermediaries and direct calling efforts primarily with the construction, transportation, technology, manufacturing, machine tool and other industries.

      o Capital Finance offers secured equipment financing and leasing by directly marketing customized transactions, particularly operating leases of commercial aircraft and rail equipment.

      Equipment Financing and Capital Finance personnel have extensive expertise in managing equipment over its full life cycle, including purchasing new equipment, maintaining and repairing equipment, estimating residual values and remarketing via re-leasing or selling equipment. Equipment Financing's and Capital Finance's equipment and industry expertise enable them to effectively evaluate residual value risk. For example, Capital Finance can repossess commercial aircraft, if necessary, obtain any required maintenance and repairs for such aircraft and recertify such aircraft with appropriate authorities. They manage the equipment, residual value, and the risk of equipment remaining idle for extended periods of time or in amounts that could materially impact profitability by locating alternative equipment users or purchasers.

Equipment Financing

      Equipment Financing is the largest of our strategic business units with total financing and leasing assets of $14.4 billion at December 31, 2000, representing 33.0% of our total financing and leasing assets. On a managed asset basis, Equipment Financing represents $20.8 billion or 37.9% of total managed assets. Equipment Financing offers secured equipment financing and leasing products, including loans, leases, wholesale and retail financing for distributors and manufacturers, loans guaranteed by the U.S. Small Business Administration, operating leases, sale and leaseback arrangements, portfolio acquisitions, municipal leases, revolving lines of credit and in-house syndication capabilities.

      Equipment Financing is a diversified, middle market, secured equipment lender that has a global presence with strong North American marketing coverage. At December 31, 2000, its portfolio included significant financing and leasing assets to customers in a number of different industries, with manufacturing being the largest as a percentage of financing and leasing assets, followed by construction and transportation.

      Equipment Financing originates products through direct calling on customers and through relationships with manufacturers, dealers/distributors and intermediaries that have leading or significant marketing positions in their respective industries. This provides Equipment Financing with efficient access to equipment end-users in many industries across a variety of equipment types.

Capital Finance

      Capital Finance had financing and leasing assets of $5.6 billion at December 31, 2000, which represented 12.9% of our total financing and leasing assets and 10.3% of managed assets. Capital Finance specializes in providing customized leasing and secured financing primarily to end-users of commercial aircraft and railcars, including operating leases, single investor leases, equity portions of leveraged leases, sale and leaseback arrangements, as well as loans secured by equipment. Typical Capital Finance customers are middle-market to larger-sized companies. New business is generated through direct calling efforts supplemented with transactions introduced by intermediaries and other referral sources.

      Capital Finance has provided financing to commercial airlines for over 30 years. The Capital Finance aerospace portfolio includes most of the leading U.S. and foreign commercial airlines, with the fleet approaching 300 aircraft, most of which are 10 years old or less. Capital Finance has developed strong direct relationships with most major airlines and all major aircraft and aircraft engine manufacturers. This provides Capital Finance with access to technical information, which enhances customer service, and provides opportunities to finance new business.

      Capital Finance has over 25 years experience in financing the rail industry, contributing to its knowledge of asset values, industry trends, product structuring and customer needs. Capital Finance has a dedicated rail equipment group, maintains relationships with several leading railcar manufacturers, and has a significant direct calling effort on all railroads and rail shippers in the United States. The Capital Finance rail portfolio includes all of the U.S. and Canadian Class I railroads and numerous shippers. The operating lease fleet includes primarily covered hopper cars used to ship grain and agricultural products, plastic pellets and cement; gondola cars for coal, steel coil and mill service; open hopper cars for coal and aggregates; center beam flat cars for lumber; and boxcars for paper and auto parts. Capital Finance also has a fleet of locomotives on lease to U.S. railroads.

Vendor Technology Finance Segment

      Vendor Technology Finance was realigned in 1999 following our Newcourt acquisition. The financing and leasing assets of Vendor Technology Finance (VTF) totaled $8.1 billion and comprised 18.5% of our total financing and leasing assets at December 31, 2000. On a managed asset basis, VTF totaled $10.8 billion or 19.7% of total managed assets. VTF customers range from small-market businesses and consumers to larger sized companies. VTF operates globally through operations in the United States, Canada, Europe, Latin America, Asia, and Australia, and serves many industries, including a wide range of manufacturers. This international platform provides a global presence to attract and retain large, sales oriented corporate vendor partners through traditional vendor finance programs, joint ventures and profit sharing arrangements. Additionally, VTF customers range from small-market businesses and consumers to large-sized companies.

      VTF builds alliances with industry-leading equipment vendors, including manufacturers, dealers and distributors, to deliver customized asset-based sales and financing solutions in more than 300 vendor programs. These alliances allow our vendor partners to better utilize core competencies, reduce capital needs and drive incremental sales volume. VTF offers credit financing to the manufacturer's customers for the purchase or lease of the manufacturer's products, while also offering enhanced sales tools to manufacturers and vendors, such as asset management services, efficient loan processing, and real-time credit adjudication. By working in partnership with select vendors, VTF is integrated with the vendor's business planning process and product offering systems to improve execution and reduce cycle times. VTF has significant vendor programs in information technology and telecommunications.

      These vendor alliances are characterized by the use of joint ventures, profit sharing and other transaction structures. In the case of joint ventures, through a contractual arrangement, VTF and the vendor combine financing activities into one business model in a distinct legal entity that is jointly owned. Generally, these arrangements are accounted for on an equity basis, with profits and losses distributed according to the joint venture agreement. VTF also utilizes "virtual joint ventures", whereby the assets are originated on VTF's balance sheet, while profits and losses are shared with the vendor. These types of strategic alliances are a key source of business for VTF. New business is also generated through intermediaries and other referral sources, as well as through direct end-user relationships.

Commercial Finance Segment

      At December 31, 2000, the financing and leasing assets of our Commercial Finance segment totaled $7.7 billion, representing 17.6% of total financing and leasing assets and 14.0% of managed assets. We conduct our Commercial Finance operations through two strategic business units, both of which focus on accounts receivable and inventories as the primary source of security for their lending transactions.

      o Commercial Services provides secured financing as well as factoring and receivable/collection management products to companies in apparel, textile, furniture, home furnishings, and other industries.

      o Business Credit provides secured financing to a full range of borrowers from small to larger-sized companies.

Commercial Services

      Commercial Services had total financing and leasing assets of $4.3 billion at December 31, 2000, which represented 9.8% of our total financing and leasing assets and 7.8% of managed assets. Commercial Services offers a full range of domestic and international customized credit protection, lending and outsourcing services that include working capital and term loans, factoring, receivable management outsourcing, bulk purchases of accounts receivable, import and export financing and letter of credit programs.

      Commercial Services provides financing to clients through the purchase of accounts receivable owed to clients by their customers, as well as by guaranteeing amounts due under letters of credit issued to the clients' suppliers, which are collateralized by accounts receivable and other assets. The purchase of accounts receivable is traditionally known as "factoring" and results in the payment by the client of a factoring fee which is commensurate with the underlying degree of credit risk and recourse, and which is generally a percentage of the factored receivables or sales volume. When Commercial Services "factors" (i.e., purchases) a customer invoice from a client, it records the customer receivable as an asset and also establishes a liability for the funds due to the client ("credit balances of factoring clients"). Commercial Services also may advance funds to its clients prior to collection of receivables, typically in an amount up to 80% of eligible accounts receivable (as defined for that transaction), charging interest on such advances (in addition to any factoring fees) and satisfying such advances from receivables collections.

      Clients use Commercial Services' products and services for various purposes, including improving cash flow, mitigating or reducing the risk of charge-offs, increasing sales, improving management information and converting the high fixed cost of operating a credit and collection department into a lower and variable expense based on sales volume.

      Commercial Services generates business regionally from a variety of sources, including direct calling efforts and referrals from existing clients and other sources. Additionally, acquisitions have played a large role in the growth of Commercial Services.

Business Credit

      Financing and leasing assets of Business Credit totaled $3.4 billion at December 31, 2000 and represented 7.8% of our total financing and leasing assets and 6.2% of managed assets. Business Credit offers revolving and term loans secured by accounts receivable, inventories and fixed assets to smaller through larger-sized companies. Clients use such loans primarily for working capital, growth, expansion, acquisitions, refinancings and debtor-in-possession, reorganization and restructurings, and turnaround financings. Business Credit sells and purchases participation interests in such loans to and from other lenders.

      Through its variable interest rate senior revolving and term loan products, Business Credit meets its customers' financing needs for working capital, growth, acquisition and other financing situations otherwise not met through bank or other unsecured financing alternatives. Business Credit typically structures financings on a fully secured basis, though, from time to time, it may look to a customer's cash flow to support a portion of the credit facility. Revolving and term loans are made on a variable interest rate basis based on published indexes such as LIBOR or a prime rate of interest.

      Business Credit originates business through direct calling efforts and intermediary and referral sources, as well as through sales and regional offices. Business Credit has focused on increasing the proportion of direct business origination to improve its ability to capture or retain refinancing opportunities and to enhance finance income. Business Credit has developed long-term relationships with selected finance companies, banks and other lenders and with many diversified referral sources.

Structured Finance Segment

      At December 31, 2000, Structured Finance had financing and leasing assets of $2.6 billion, comprising 6.1% of our consolidated financing and leasing assets and 4.9% of managed assets. Structured Finance operates internationally through operations in the United States, Canada, and Europe. Structured Finance provides specialized investment banking services to the international corporate finance and institutional finance markets by providing asset-based financing for large ticket asset acquisitions and project financing and related advisory services to equipment manufacturers, corporate clients, regional airlines, governments and public sector agencies. Communications, transportation, and the power and utilities sectors are among the industries that Structured Finance serves.

      Structured Finance also serves as an origination conduit to its lending partners by seeking out and creating investment opportunities. Structured Finance has established relationships with insurance companies and institutional investors and can arrange financing opportunities that meet asset class, yield, duration and credit quality requirements. Accordingly, Structured Finance has considerable syndication and fee generation capacity.

      Structured Finance also includes our CIT Group/Equity Investments and its subsidiary, CIT Group/Venture Capital. Equity Investments originates and purchases private equity and equity-related securities, arranges transaction financing, and participates in merger and acquisition transactions. Equity Investments has investments in emerging growth enterprises in selected industries, including the information technology, communications, life science and consumer products industries. Equity Investments had total investments of $285.8 million at December 31, 2000.

Consumer Segment

      At December 31, 2000, our Consumer segment financing and leasing assets totaled $5.2 billion, representing 11.9% of total financing and leasing assets. Total Consumer managed assets were $7.2 billion, representing 13.2% of our total managed assets.

      Our consumer business is focused primarily on home equity lending and on retail sales financing secured by recreational vehicles and manufactured housing. Additionally, as a part of an ongoing strategy, in the ordinary course of business, the consumer unit will sell loans and portfolios of loans to banks, thrifts and other originators of consumer loans and enter into whole loan sales to maximize the value of our origination network and to improve overall profitability.

The unit also provides contract servicing for securitization trusts and other third parties through a centralized Asset Service Center.

      Our home equity products include both fixed and variable rate closed-end loans and variable rate lines of credit. We primarily originate, purchase and service loans secured by first or second liens on detached, single family residential properties. Customers borrow for the purpose of consolidating debts, refinancing an existing mortgage, funding home improvements, paying education expenses and, to a lesser extent, purchasing a home, among other reasons. Consumer primarily originates loans through brokers and correspondents with a high proportion of home equity applications processed electronically over the internet via BrokerEdge(SM) using our proprietary systems. Through experienced lending professionals and automation, Consumer provides rapid turnaround time from application to loan funding, a characteristic considered to be critical by its broker relationships.

      Consumer also provides nationwide retail financing for the purchase of new and used recreational vehicles and manufactured housing. These loans are predominantly originated through recreational vehicle and manufactured housing dealer, manufacturer and broker relationships.

Servicing

      The Asset Service Center centrally services and collects substantially all of our Consumer receivables, including loans originated or purchased by our Consumer Group, as well as loans originated or purchased and subsequently securitized with servicing retained. The servicing portfolio also includes loans owned by third parties that are serviced by our Consumer Group for a fee on a "contract" basis. The third-party servicing operation portfolio was $1.4 billion at December 31, 2000.

Securitization Program

      We fund most of our assets on balance sheet using our access to the commercial paper, medium-term note and capital markets. In an effort to broaden funding sources and to provide an additional source of liquidity, we have in place a program to opportunistically access both the public and private asset backed securitization markets. Current products utilized in this program include commercial receivables and leases and consumer loans secured by recreational vehicles and residential real estate. During 2000, we securitized $4.1 billion of financing and leasing assets and the outstanding securitized asset balance at December 31, 2000 was $11.1 billion or 20.2% of our total managed assets.

      Under a typical asset backed securitization, we sell a "pool" of secured loans or leases to a special purpose entity, typically a trust. The special-purpose entity, in turn, issues certificates and/or notes that are collateralized by the pool and entitle the holders thereof to participate in certain pool cash flows. We retain the servicing of the securitized contracts, for which we earn a servicing fee. We also participate in certain "residual" cash flows (cash flows after payment of principal and interest to certificate and/or note holders, servicing fees and other credit related disbursements). At the date of securitization, we estimate the "residual" cash flows to be received over the life of the securitization, record the present value of these cash flows as a retained interest in the securitization (retained interests can include bonds issued by the special-purpose entity, cash reserve accounts on deposit in the special-purpose entity or interest only receivables) and recognize a gain. The retained interests are amortized through earnings over the estimated life of the related pool.

      In estimating residual cash flows and the value of the retained interests, we make a variety of financial assumptions, including pool credit losses, prepayment speeds and discount rates. These assumptions are empirically supported by both our historical experience and anticipated trends relative to the particular products securitized. Subsequent to recording the retained interests, we regularly review them for impairment. These reviews are performed on a disaggregated basis. Fair values of retained interests are calculated utilizing current pool demographics, actual note/certificate outstandings, current and anticipated credit losses, prepayment speeds and discount rates. These revised fair values are then compared to our carrying values. Our retained interests had a carrying value at December 31, 2000 of approximately $800 million, including interests in commercial securitized assets of approximately $650 million and consumer securitized assets of approximately $150 million. Retained interests are subject to credit and prepayment risk.

Competition

      Our markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. Competitors include captive and independent finance companies, commercial banks and thrift institutions, industrial banks, leasing companies, manufacturers and vendors. Substantial financial services networks have been formed by insurance companies and bank holding companies that compete with us. On a local level, community banks and smaller independent finance and/or mortgage companies are a competitive force. Some competitors have substantial local market positions. Many of our competitors are large companies that have substantial capital, technological and marketing resources. Some of these competitors are larger than us and may have access to capital at a lower cost than us. Also, our competitors include businesses that are not related to bank holding companies and, accordingly, may engage in activities, for example, short-term equipment rental and servicing, which currently are prohibited to us. Competition has been enhanced in recent years by a strong economy and growing marketplace liquidity. The markets for most of our products are characterized by a large number of competitors. However, with respect to some of our products, competition is more concentrated.

      We compete primarily on the basis of pricing, terms and structure. From time to time, our competitors seek to compete aggressively on the basis of these factors and we may lose market share to the extent we are unwilling to match competitor pricing and terms in order to maintain interest margins and/or credit standards.

      Other primary competitive factors include industry experience and client service and relationships. In addition, demand for our products with respect to certain industries, such as the commercial airline industry, will be affected by demand for such industry's services and products and by industry regulations.

Regulation

      DKB is a bank holding company within the meaning of the Bank Holding Company Act of 1956, and is registered as such with the Board of Governors of the Federal Reserve. Since DKB owns approximately 27.1% of CIT's outstanding common stock, we are subject to certain provisions of the Bank Holding Company Act and examination by the Federal Reserve System. In general, the Bank Holding Company Act limits the activities in which a bank holding company and its subsidiaries may engage to those of banking or managing or controlling banks or performing services for their subsidiaries and to continuing activities which the Federal Reserve has determined to be "so closely related to banking or managing or controlling banks as to be a proper incident thereto." Our current principal business activities constitute permissible activities for a non-bank subsidiary of a bank holding company.

      Our operations are subject, in certain instances, to supervision and regulation by state, federal and various foreign governmental authorities and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which, among other things:

      o regulate credit granting activities, including establishing licensing requirements, if any, in applicable jurisdictions;

      o  establish maximum interest rates, finance charges and other charges;

      o  regulate customers' insurance coverages;

      o  require disclosures to customers;

      o  govern secured transactions;

      o set collection, foreclosure, repossession and claims handling procedures and other trade practices;

      o prohibit discrimination in the extension of credit and administration of loans; and

      o regulate the use and reporting of information related to a borrower's credit experience.

      Depending on the provisions of the applicable law and regulations and the specific facts and circumstances involved, violations of these laws may limit our ability to collect all or part of the principal of or interest on applicable loans, may entitle the borrower to rescind the loan and any mortgage or to obtain a refund of amounts previously paid and, in addition, could subject us to damages and administrative sanctions.

      The above regulation and supervision could limit our discretion in operating our businesses. For example, state laws often establish maximum allowable finance charges for certain consumer and commercial loans. Noncompliance with applicable statutes or regulations could result in the suspension or revocation of any license or registration at issue, as well as the imposition of civil fines and criminal penalties. No assurance can be given that applicable laws or regulations will not be amended or construed differently, that new laws and regulations will not be adopted or that interest rates we charge will not rise to maximum levels permitted by law, the effect of any of which could be to adversely affect our business or results of operations. Under certain circumstances, the Federal Reserve has the authority to issue orders which could restrict our ability to engage in new activities or to acquire additional businesses or to acquire assets outside of the normal course of business.

      In addition to being subject to the Act, DKB is subject to Japanese banking laws, regulations, guidelines and orders that affect our permissible activities. We have entered into an agreement with DKB in order to facilitate DKB's compliance with applicable U.S. and Japanese banking laws, and with the regulations, interpretations, policies, guidelines, requests, directives and orders of the applicable regulatory authorities, their staffs or any court (collectively, the "Banking Laws"). That agreement prohibits us from engaging in any new activity or entering into any transaction for which prior approval, notice or filing is required under Banking Laws, unless DKB obtains the required prior approval, gives such prior notice or makes such filings. We are also prohibited from engaging in any activity that would cause DKB, CIT or any affiliate of DKB or CIT to violate any Banking Laws. If, at any time, DKB determines that any of our activities is prohibited by any Banking Law, we are required to take all reasonable steps to cease such activities. Under the terms of that agreement, DKB is responsible for making all determinations as to compliance with applicable Banking Laws.

                        SUMMARY OF FINANCIAL INFORMATION

      The following is a summary of certain financial information of CIT and its subsidiaries. The data for the year ended December 31, 2000 was obtained from the unaudited condensed consolidated financial statements of CIT as of and for the year ended December 31, 2000 included in the Current Report on Form 8-K, dated January 25, 2001. The data for the years ended December 31, 1999, 1998 and 1997 were obtained from CIT's audited consolidated financial statements contained in CIT's 1999 Annual Report on Form 10-K. The data for the year ended December 31, 1996 was obtained from audited consolidated statements of CIT that are not incorporated by reference in this prospectus. This summary should be read in conjunction with the financial information of CIT included in the reports referred to under "Where You Can Find More Information" on page 24.

                                                             Years Ended December 31,
                                         --------------------------------------------------------------
                                            2000          1999        1998          1997          1996
                                            ----          ----        ----          ----          ----
Finance income                           $ 5,248.4    $ 2,565.9     $2,015.1      $1,824.7     $1,646.2
Interest expense                           2,497.7      1,293.4      1,040.8         937.2        848.3
Net finance income                         2,750.7      1,272.5        974.3         887.5        797.9
Depreciation on operating
   lease equipment                         1,281.3        355.1        169.5         146.8        121.7
Net Finance Margin                         1,469.4        917.4        804.8         740.7        676.2
Other Revenue                                912.0        350.8        255.4         247.8        244.1
Gain on sale of equity interest
   acquired in loan workout                                                           58.0
         Operating Revenue                 2,381.4      1,268.2      1,060.2       1,046.5        920.3


                                                             Years Ended December 31,
                                         --------------------------------------------------------------
                                            2000          1999        1998          1997          1996
                                            ----          ----        ----          ----          ----
Salaries and Employee Benefits               600.7        309.4        245.4         253.5        223.0
General Operating Expenses                   434.5        206.6        162.3         166.5        162.3
Total Selling and
   General Operating Expenses              1,035.2        516.0        407.7         420.0        385.3
Provision for Credit Losses                  255.2        110.3         99.4         113.7        111.4
Goodwill Amortization                         86.3         25.7         10.1           8.4          7.8
Minority interest in subsidiary trust
   holding solely debentures of CIT           19.2         19.2         19.2          16.3           --
         Operating Expenses              $ 1,395.9      $ 671.2      $ 536.4       $ 558.4      $ 504.5
         Pretax Income                       985.5       597.00        523.8         488.1        415.8
Provision for Income Taxes                   373.9        207.6        185.0         178.0        155.7
Net income                                   611.6        389.4        338.8         310.1        260.1

      The following table sets forth the ratio of earnings to fixed charges for each of the periods indicated.

Ratios of Earnings to Fixed Charges

                                                             Years Ended December 31,
                                         -------------------------------------------------------------
                                            2000          1999        1998          1997          1996
                                            ----          ----        ----          ----          ----
Ratios of Earnings to Fixed Charges         1.39x        1.45x        1.49x         1.51x        1.49x

      We have computed the ratios of earnings to fixed charges in accordance with requirements of the SEC's Regulation S-K. Earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, minority interest in a subsidiary trust holding solely debentures of CIT and the portion of rentals considered to represent an appropriate interest factor.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains or incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not discuss historical facts but instead note future expectations, projections, intentions or other items relating to the future.

      Forward-looking statements are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results or performance to differ materially from those comtemplated by the forward-looking statements in the text. Other important factors that could cause actual results to differ include:

      o The results of our efforts to implement our business strategy. Failure to fully implement our business strategy might result in decreased market penetration, adverse effects on results of operations, and other adverse results.

      o The effect of economic conditions and the performance of our borrowers. Economic conditions in general or in particular market segments could impact the ability of our borrowers to operate or expand their businesses, which might result in decreased performance or repayment of their obligations or reduced demand for additional financing needs.

      o Actions of our competitors and our ability to respond to those actions. We seek to remain competitive without sacrificing prudent lending standards. Doing business under those standards becomes more difficult, however, when competitors offer financing with less stringent criteria. We seek to maintain credit quality at the risk of growth in assets, if necessary.

      o The cost of our capital. That cost depends on many factors, some of which are beyond our control, such as our portfolio quality, ratings, prospects and outlook.

      o Changes in government regulations, tax rates and similar matters. For example, government regulations could significantly increase the cost of doing business or could eliminate certain tax advantages of some of our financing products.

      o  Other risks detailed in our other SEC reports or filings.

      Except as required by law, we do not intend to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements. We cannot predict your risk in relying on forward-looking statements in light of the many factors that could affect their accuracy.

                                 USE OF PROCEEDS

      We intend to use the net proceeds from the sale of any debt securities offered under this prospectus to provide additional working funds for us and our subsidiaries. Generally, we use the proceeds of our short-term borrowings primarily to originate and purchase receivables in the ordinary course of our business. We have not yet determined the amounts that we may use in connection with our business or that we may furnish to our subsidiaries. From time to time, we may also use the proceeds to finance the bulk purchase of receivables and/or the acquisition of other finance-related businesses.

                         DESCRIPTION OF DEBT SECURITIES

      The debt securities offered by this prospectus will be unsecured obligations of CIT and will be either senior debt or senior subordinated debt. Senior debt will be issued under a senior debt indenture. Senior subordinated debt will be issued under a senior subordinated debt indenture. The senior debt indenture and the senior subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." We have filed forms of the global senior indenture and subordinated indenture as exhibits to the registration statement on Form S-3 (No. 333-____) under the Securities Act of 1933, of which this prospectus is a part. The terms of the indentures are also governed by the applicable provisions of the Trust Indenture Act of 1939.

      The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from CIT or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, these sections or defined terms are incorporated into this prospectus by reference and the statements in this prospectus are qualified by that reference.

General

      The indentures provide that any debt securities that we issue will be issued in fully registered form. We may issue the debt securities in one or more separate series of senior or senior subordinated securities. Debt securities in a particular series may have different maturities or different purchase prices. (See Section 2.01 of the indentures).

      The debt securities that we issue will constitute either "superior indebtedness" or "senior subordinated indebtedness," as those terms are defined below. From time to time, we may issue senior debt securities or "senior securities," in one or more separate series of debt securities. We will issue each series of senior securities under separate indentures, each substantially in the form of a global senior indenture filed with the SEC. We will enter into each senior indenture with a banking institution organized under the laws of the United States or one of the states thereof. We refer to this banking institution as a "senior trustee."

      From time to time, we may also issue senior subordinated debt securities as one or more separate series of debt securities. We will issue each series of senior subordinated securities under one or more separate indentures, each substantially in the form of a senior subordinated global indenture filed with the SEC. We will enter into each senior subordinated indenture with a banking institution organized under the laws of the United States or one of the states thereof. We refer to this banking institution as "senior subordinated trustee."

      From time to time, we may issue senior subordinated securities which are intended to qualify as "Tier II Capital" under the rules and regulations of the Ministry of Finance of Japan and the risk-based capital guidelines of the Federal Reserve Board.

      Limitations on Indebtedness. The terms of the senior indentures do not limit the amount of debt securities or other unsecured superior indebtedness that we may issue. The terms of the senior indentures also do not limit the amount of subordinated debt, secured or unsecured, that we may issue. The terms of some of the senior subordinated indentures may limit the amount of debt securities or other unsecured senior subordinated indebtedness that we may issue or limit the amount of junior subordinated indebtedness that we may issue. For a description of these limitations, see "Description of Debt Securities --Restrictive Provisions and Covenants" on page 18. At December 31, 2000, approximately $200 million of senior subordinated indebtedness was issued and outstanding. At December 31, 2000, under the most restrictive provisions of the senior subordinated indentures, we could issue up to approximately $5.807 billion of additional senior subordinated indebtedness.

      Original Issue Discount. Debt securities bearing no interest or a below market interest rate when issued are known as original issue discount securities. We will offer any original issue discount securities which we issue at a discount, which may be substantial, below their stated principal amount. You should refer to the prospectus supplement for a description of federal income tax consequences and other special considerations applicable to original issue discount securities.

      Particular Terms of Offered Debt Securities. You should refer to the prospectus supplement for a description of the particular terms of any debt securities that we offer for sale. The following are some of the terms of these debt securities that we will describe in the prospectus supplement:

      o title, designation, total principal amount and authorized denominations;

      o  percentage of principal amount at which debt securities will be issued;

      o  maturity date or dates;

      o interest rate or rates (which may be fixed or variable) per annum, the method of determining the interest rate or rates and any original issue discount;

      o payment dates for interest and principal and the provisions for accrual of interest;

      o  provisions for any sinking, purchase or other comparable fund;

      o  any redemption terms;

      o designation of the place where registered holders of debt securities may be paid or may transfer or redeem debt securities;

      o designation of any foreign currency, including composite currencies, in which the debt securities may be issued or paid and any terms under which a holder of debt securities may elect to be paid in a different currency than the currency of the debt securities;

      o any index that may be used to determine the amounts of principal, interest or any other payment due on the debt securities; and

      o designation of the debt securities as senior securities or senior subordinated securities. (See Section 2.01 of the indentures).

      Payment. We will make all payments due on debt securities, less any applicable withholding taxes, at the office of CIT or its agent maintained for this purpose in New York, New York. However, at our option, we may pay interest, less any applicable withholding taxes, by mailing a check to the address of the person entitled to the interest as their name and address appear on our register. (See Section 2.04 of the indentures).

      Transfer of Debt Securities. A registered holder of debt securities or a properly authorized attorney of the holder, may transfer these debt securities at our office or our agent's office. The prospectus supplement will describe the location of these offices. We will not charge the holder a fee for any transfer or exchange of debt securities, but we may require the holder to pay a sum sufficient to cover any tax or other governmental charge in connection with a transfer or exchange. (See Section 2.06 of the indentures).

      Certain Defined Terms. "Indebtedness" in the definition of the terms "superior indebtedness," "senior subordinated indebtedness," and "junior subordinated indebtedness" means all obligations which in accordance with generally accepted accounting principles should be classified as liabilities on a balance sheet and in any event includes all debt and other similar monetary obligations, whether direct or guaranteed.

      "Superior indebtedness" means all of our indebtedness that is not by its terms subordinate or junior to any of our other indebtedness. The senior securities will constitute superior indebtedness.

      "Senior subordinated indebtedness" means all of our indebtedness that is subordinate only to superior indebtedness. The senior subordinated securities will constitute senior subordinated indebtedness.

      "Junior subordinated indebtedness" means all indebtedness of CIT that is subordinate to both superior indebtedness and senior subordinated indebtedness.

Senior Securities

      The senior securities will be direct, unsecured obligations of CIT. Senior securities will constitute superior indebtedness issued with equal priority to the other superior indebtedness. At December 31, 2000, CIT's consolidated unaudited balance sheet reflected approximately $28.7 billion of outstanding superior indebtedness.

      The senior securities will be senior to all senior subordinated indebtedness, including the senior subordinated securities. At December 31, 2000, CIT's consolidated balance sheet reflected $200 million outstanding senior subordinated indebtedness and no outstanding junior subordinated indebtedness.

Senior Subordinated Securities

      The senior subordinated securities will be direct, unsecured obligations of CIT. CIT will pay principal, premium, if any and interest on the senior subordinated securities only after the prior payment in full of all superior indebtedness of CIT, including the senior securities.

      In the event of any insolvency, bankruptcy or similar proceedings, the holders of superior indebtedness will be paid in full before any payment is made on the senior subordinated securities. An event of default under or acceleration of superior indebtedness does not in itself trigger the payment subordination provisions applicable to senior subordinated securities. However, if the senior subordinated securities are declared due and payable before maturity due to a default, the holders of the senior subordinated securities will be entitled to payment only after superior indebtedness is paid in full.

      Due to these subordination provisions, if we become insolvent, the holders of superior indebtedness may recover a higher percentage of their investment than the holders of the senior subordinated securities. We intend that any senior subordinated securities will be in all respects equal in right of payment with the other senior subordinated indebtedness, including CIT's outstanding senior subordinated securities. We also intend that all senior subordinated securities will be superior in right of payment to all junior subordinated indebtedness and to all outstanding capital stock.

      Senior subordinated securities of certain series may meet the requirements necessary for that series to be considered "Tier II Capital" under the rules and regulations of the Ministry of Finance of Japan and the risk-based capital guidelines of the Federal Reserve Board. If we propose to issue senior subordinated securities that will qualify as Tier II Capital, then we will disclose this in the prospectus supplement.

Restrictive Provisions and Covenants

      Negative Pledge. Generally, the indentures do not limit the amount of other securities that we or our subsidiaries may issue. But each indenture contains a provision, the "Negative Pledge," that we will not pledge or otherwise subject to any lien any of our property or assets to secure indebtedness for money borrowed, incurred, issued, assumed or guaranteed by us, subject to certain exceptions. (See Section 6.04 of the indentures).

      Under the terms of the Negative Pledge, we are permitted to create the following liens:

      o  liens in favor of any of our subsidiaries;

      o  purchase money liens;

      o  liens existing at the time of any acquisition that we may make;

      o liens in favor of the United States, any state or governmental agency or department to secure obligations under contracts or statutes;

      o liens securing the performance of letters of credit, bids, tenders, sales contracts, purchase agreements, repurchase agreements, reverse repurchase agreements, bankers' acceptances, leases, surety and performance bonds and other similar obligations incurred in the ordinary course of business;

      o liens upon any real property acquired or constructed by us primarily for use in the conduct of our business;

      o arrangements providing for our leasing of assets, which we have sold or transferred with the intention that we will lease back these assets, if the lease obligations would not be included as liabilities on our consolidated balance sheet;

      o liens to secure non-recourse debt in connection with our leveraged or single-investor or other lease transactions;

      o consensual liens created in our ordinary course of business that secure indebtedness that would not be included in total liabilities as shown on our consolidated balance sheet;

      o liens created by us in connection with any transaction that we intend to be a sale of our property or assets;

      o liens on property or assets financed through tax-exempt municipal obligations;

      o liens arising out of any extension, renewal or replacement, in whole or in part, of any financing permitted under the Negative Pledge, so long as the lien extends only to the property or assets, with improvements, that originally secured the lien; and

      o liens that secure certain other indebtedness which, in an aggregate principal amount then outstanding, does not exceed 10% of our consolidated net worth.

(See Section 6.04 of the indentures for the provisions of the Negative Pledge).

      In addition, in the senior subordinated indentures, we have agreed not to permit:

      o the aggregate amount of senior subordinated indebtedness outstanding at any time to exceed 100% of the aggregate amount of the par value of the capital stock plus our consolidated surplus (including retained earnings); or

      o the aggregate amount of senior subordinated indebtedness and junior subordinated indebtedness outstanding at any time to exceed 150% of the aggregate amount of the par value of the capital stock plus our consolidated surplus (including retained earnings). Under the more restrictive of these tests, as of December 31, 2000, we could issue up to approximately $5.807 billion of additional senior subordinated indebtedness.

(See senior subordinated indenture Section 6.05).

      Restrictions on Mergers and Asset Sales. Subject to the provisions of the Negative Pledge, the indentures will not prevent us from consolidating or merging with any other corporation or selling our assets as or substantially as, an entirety. However, if we are not the surviving corporation in a merger, the surviving corporation must expressly assume our obligations under the indentures. Similarly, if we were to sell our assets as or substantially as, an entirety to another party, the purchaser must also assume our obligations under the indentures. (See Section 15.01 of the senior indenture, Section 16.01 of the senior subordinated indenture).

The holders of at least a majority in principal amount of the outstanding debt securities of any series may waive compliance with the restrictions of the Negative Pledge. This waiver of compliance will bind all of the holders of that series of debt securities. (See Section 6.06 of the senior indenture, Section
6.07 of the senior subordinated indenture).

      Other than these restrictions, the indentures contain no additional provisions limiting our ability to enter into a highly leveraged transaction.

Modification of Indenture

      Each indenture contains provisions permitting us and the trustee to amend, modify or supplement the indenture or any supplemental indenture as to any series of debt securities. Generally, these changes require the consent of the holders of at least 66 2/3% of the outstanding principal amount of each series of debt securities affected by the change.

      Unanimous consent of the holders of a series of debt securities is required for any of the following changes:

      o extending the maturity of that series of debt security, reducing the rate, extending the time of payment of interest or reducing any other payment due under that series of debt security;

      o reducing the percentage of holders required to consent to any amendment or modification for purposes of that series of debt security; or

      o modifying the rights, duties or immunities of the trustee without the consent of the trustee.

(See Section 14.02 of the indentures).

Computations for Outstanding Debt Securities

      In computing whether the holders of the requisite principal amount of outstanding debt securities have taken action under an Indenture:

      o for an original issue discount security, we will use the amount of the principal that would be due and payable as of that date, as if the maturity of the debt had been accelerated due to a default; or

      o for a debt security denominated in a foreign currency or currencies, we will use the U.S. dollar equivalent of the outstanding principal amount as of that date, using the exchange rate in effect on the date of original issuance of the debt security.

(See Section 1.02 of the indentures).

Events of Default

      Each indenture defines an "event of default" with respect to any series of debt securities. An event of default under an indenture is any one of the following events that occurs with respect to a series of debt securities:

      o  nonpayment for thirty days of any interest when due;

      o  nonpayment of any principal or premium, if any, when due;

      o  nonpayment of any sinking fund installment when due;

      o failure, after thirty days' appropriate notice, to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of another series of debt securities);

      o  certain events in bankruptcy, insolvency or reorganization; or

      o nonpayment of interest on our indebtedness, including guaranteed indebtedness (other than indebtedness that is subordinate) or nonpayment of any principal on any of our indebtedness, after appropriate notice and expiration of any applicable grace period.

(See Section 7.01 of the indentures).

      The trustee may withhold notice of any default (except in the payment of principal of, premium, if any or interest, if any, on any series of debt securities) if the trustee considers that withholding notice is in the interests of the holders of that series of debt securities. (See Section 11.03 of the indentures).

      Generally, each indenture provides that upon an event of default, the trustee or the holders of not less than 25% in principal amount of any series of debt securities then outstanding may declare the principal of all debt securities of that series to be due and payable. (See Section 7.02 of the indentures). However, with respect to any series of senior subordinated securities considered "Tier II," only certain events in bankruptcy, insolvency or reorganization would permit acceleration of the maturity of the indebtedness. The prospectus supplement will indicate if the series of senior subordinated securities covered by that prospectus supplement will be "Tier II."

      You should refer to the prospectus supplement for any original issue discount securities for disclosure of the particular provisions relating to acceleration of the maturity of indebtedness upon the occurrence of an event of default.

      Within 120 days after the close of each fiscal year, we are required to file with each trustee a statement, signed by specified officers, stating whether or not the specified officers have knowledge of any default and, if so, specifying each default, the nature of the default and what action, if any, has been taken to cure the default. (See Section 6.05 of the senior indenture, Section 6.06 of the senior subordinated indenture).

      Except in cases of default and acceleration, the trustee is not under any obligation to exercise any of its rights or powers under an indenture at the request of holders of debt securities, unless these holders offer the trustee a reasonable indemnity. (See Section 11.01 of the indentures). As long as the trustee has this indemnity, the holders of a majority in principal amount of any series of debt securities outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or of exercising any trust or power conferred upon the trustee. (See
Section 7.08 of the indentures).

Defeasance of the Indenture and Debt Securities

      We may, at any time, satisfy our obligations with respect to payments on any series of debt securities by irrevocably depositing in trust with the trustee cash or U.S. Government Obligations, as defined in the indenture or a combination thereof sufficient to make payments on the debt securities when due. If we make this deposit in a sufficient amount, properly verified, then we would discharge all of our obligations with respect to that series of debt securities and the indenture insofar as it relates to that series of debt securities, except as otherwise provided in the indenture. In the event of this defeasance, holders of that series of debt securities would be able to look only to the trust fund for payment on that series of debt securities until the date of maturity or redemption. Our ability to defease debt securities of any series using this trust fund is subject to certain tax, legal and stock exchange requirements. (See Sections 12.01, 12.02 and 12.03 of the indentures).

Information Concerning the Trustees

      We may periodically borrow funds from any of the trustees. We and our subsidiaries may maintain deposit accounts and conduct other banking transactions with any of the trustees. A trustee under a senior indenture or a senior subordinated indenture may act as trustee under any of CIT's other indentures.

                              PLAN OF DISTRIBUTION

      We may sell the debt securities being offered hereby:

      o  directly to purchasers;

      o  through agents;

      o  to dealers; or

      o  through an underwriter or a group of underwriters.

      We may directly solicit offers to purchase debt securities. We may also solicit offers through our agents. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Under our agreements with agents, we may indemnify agents against certain civil liabilities, including liabilities under the Securities Act of 1933.

      We may also sell debt securities through a dealer as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale. Under our agreements with dealers, we may indemnify dealers against certain civil liabilities, including liabilities under the Securities Act.

      We may also use one or more underwriters to sell debt securities. Under our agreements with underwriters, we may indemnify underwriters against certain liabilities, including liabilities under the Securities Act. The names of the underwriters and the terms of the debt securities will be set forth in the prospectus supplement. When reselling debt securities to the public, the underwriters will deliver the prospectus supplement and this prospectus to purchasers of debt securities, as required by applicable law.

      The underwriters, dealers, and agents may be deemed to be underwriters under the Securities Act. Any discounts, commissions, or concessions that they receive from us or any profit they make on the resale of debt securities may be deemed to be underwriting discounts and commissions under the Securities Act. We will disclose in the prospectus supplement any person who may be deemed to be an underwriter and any compensation that we have paid to any underwriter. We may have various other commercial relationships with our underwriters, dealers, and agents.

      If disclosed in the prospectus supplement, we may authorize underwriters and agents to solicit offers by certain institutions to purchase offered debt securities from us at the public offering price set forth in the prospectus supplement pursuant to contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and unless we otherwise agree the aggregate principal amount of offered debt securities sold pursuant to contracts will be not less nor more than, the amounts stated in the prospectus supplement. We may authorize underwriters and agents to enter into contracts with institutions including commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, all subject to our approval. Contracts will not be subject to any conditions except that any purchase of debt securities by an institution pursuant to a contract must be permitted under applicable laws. We will disclose in the prospectus supplement any commission that we pay to underwriters and agents who sell debt securities pursuant to contracts. Underwriters and agents will have no responsibility in respect of the delivery or performance of contracts.

      The place and time of delivery for the debt securities will be set forth in the prospectus supplement.

                                     EXPERTS

      Our consolidated balance sheets as of December 31, 1999, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference herein and upon the authority of KPMG LLP as experts in accounting and auditing.

      The consolidated statement of income of Newcourt Credit Group Inc. and its subsidiaries for the year ended December 31, 1998 and the notes related thereto included on pages 56, 64-68 and 74-76 of Newcourt Credit Group Inc.'s Annual Report on Form 40-F for the year ended December 31, 1998 filed with the SEC on May 20, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of Ernst & Young LLP, independent public accountants. The consolidated statement of income and related notes referred to above have been incorporated herein in reliance on said report given on the authority of Ernst & Young LLP as experts in auditing and accounting.

                                 LEGAL OPINIONS

      Our counsel, Schulte Roth & Zabel LLP, New York, New York is passing for us on the validity of the securities to which this prospectus relates. Paul N. Roth, a founding and current partner of Schulte Roth & Zabel LLP, is one of our directors.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly, and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a Registration Statement on Form S-3 to register the debt securities being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document that CIT files at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Certain of our securities are listed on the New York Stock Exchange and reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. You can also obtain more information about us by visiting our web site at http://www.cit.com.

      The SEC allows us to "incorporate by reference" the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes older information. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

      1. Our Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 28, 2000, as amended by our report on Form 10-K/A, filed with the SEC on March 29, 2000;

      2. Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2000, filed with the SEC on May 15, 2000; for the quarter ended June 30, 2000, filed with the SEC on

August 14, 2000; and for the quarter ended September 30, 2000, filed with the SEC on November 14, 2000;

      3. Our Current Reports on Form 8-K dated February 3, 2000, filed with the SEC on February 7, 2000; dated April 27, 2000, filed with the SEC on May 3, 2000; dated June 6, 2000, filed with the SEC on June 14, 2000; dated July 27, 2000, filed with the SEC on July 28, 2000; dated October 26, 2000, filed with the SEC on November 3, 2000; dated November 2, 2000, filed with the SEC on November 3, 2000; dated November 7, 2000, filed with the SEC on November 7, 2000; dated December 1, 2000, filed with the SEC on December 1, 2000; and dated January 25, 2001, filed with the SEC on January 26, 2001; and on Form 8-K/A dated November 15, 1999, filed with the SEC on January 31, 2000.

      4. The description of the Common Stock contained in our registration statement on Form S-3 (File No. 333-86395), filed with the SEC on September 1, 1999, as amended by Amendment No. 1, filed with the SEC on November 10, 1999 and any amendment or report filed for the purpose of further updating this description. This description of the Common Stock is incorporated by reference into our registration statement on Form 8-A, Amendment No. 2, filed with the SEC on November 12, 1999 pursuant to the Securities Exchange Act of 1934, as amended.

      We also incorporate by reference the consolidated statement of income of Newcourt Credit Group Inc. and its subsidiaries for the year ended December 31, 1998 and the notes related thereto included on pages 56, 64-68 and 74-76 of Newcourt Credit Group Inc.'s Annual Report on Form 40-F for the year ended December 31, 1998 filed with the SEC on May 20, 1999.

      Until we have sold all of the debt securities that we are offering for sale under this prospectus, we also incorporate by reference all documents that CIT will file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

      We will provide without charge to each person who receives a prospectus, including any beneficial owner, a copy of the information that has been incorporated by reference in this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to James J. Egan, Jr., Executive Vice President-Investor Relations, The CIT Group, Inc., 650 CIT Drive, Livingston, New Jersey 07039, telephone
(973) 740-5000.

      You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. CIT has not authorized anyone to provide you with different information. CIT is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

                                    Part II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS.

Item 14.  Other Expenses of Issuance and Distribution.

      The following table sets forth all expenses payable by CIT in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except for the registration fee.

Registration fee                                              $  250,000
Fees and expenses of accountants                                 250,000
Fees and expenses of counsel                                     750,000
Fees and expenses of trustees and paying and
authenticating agents                                            200,000
Printing and engraving expenses                                  220,000
Rating agencies                                                  800,000
Blue sky fees and expenses                                        25,000
Miscellaneous                                                     10,000
                                                              ----------
Total                                                         $2,505,000

Item 15.  Indemnification of Directors and Officers.

      Subsection (a) of Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

      Section 145 further provides that: (i) to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; and
(ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled. In addition,
Section 145 empowers the corporation to purchase and maintain insurance on behalf of any person acting in any of the capacities set forth in the second preceding paragraph against any liability asserted against the person or incurred by the person in any such capacity or arising out of the person's status as such whether or not the corporation would have the power to indemnify the person against the liabilities under Section 145.

      Article X of CIT's By-laws provides, in effect, that in addition to any rights afforded to a director, officer, employee or agent of CIT by contract or operation of law, CIT may indemnify any person who is or was a director, officer, employee or agent of CIT or of any other corporation which the person served at the request of CIT, against any and all liability and reasonable expenses incurred by the person in connection with or resulting from any claim, action, suit or proceeding (whether brought by or in the right of CIT or such other corporation or otherwise), civil or criminal, in which the person may have become involved, as a party or otherwise, by reason of the person's being or having been such director, officer, employee or agent of CIT or such other corporation, whether or not the person continues to serve in such capacity at the time such liability or expense is incurred, provided that the person acted in good faith and in what the person reasonably believed to be the best interests of CIT or such other corporation and, in connection with any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      Article X further provides that any person who is or was a director, officer, employee or agent of CIT or any direct or indirect wholly-owned subsidiary of CIT shall be entitled to indemnification as a matter of right if the person has been wholly successful, on the merits or otherwise, with respect to any claim, action, suit or proceeding of the type described in the foregoing paragraph.

      In addition, CIT maintains directors' and officers' reimbursement and liability insurance pursuant to standard form policies with aggregate limits of $125,000,000. The risks covered by such policies include liabilities under the Securities Act.

Item 16.  Exhibits

e1.1   --  Form of Underwriting Agreement.

c1.2   --  Form of Selling Agency Agreement.

a4.1a  --  Proposed form of Debt Securities (Note).

a4.1b  --  Proposed form of Debt Securities (Debenture).

a4.1c  --  Proposed form of Debt Securities (Deep Discount Debenture).

a4.1d  --  Proposed form of Debt Securities (Zero Coupon Debenture).

b4.1e  --  Proposed form of Debt Securities (Extendible Note).

b4.1f  --  Proposed form of Debt Securities (Floating Rate Renewable Note).

c4.1g  --  Proposed form of Debt Securities (Floating Rate Note).

f4.1h  --  Proposed form of Debt Securities (Medium-Term Senior Fixed Rate
           Note).

f4.1i  --  Proposed form of Debt Securities (Medium-Term Senior Floating Rate
           Note).

f4.1j  --  Proposed form of Debt Securities (Medium-Term Senior Subordinated
           Fixed Rate Note).

f4.1k  --  Proposed form of Debt Securities (Medium-Term Senior Subordinated
           Floating Rate Note).

d4.2a  --  Form of Global Indenture between the Registrant and each Senior
           Trustee.

d4.2b  --  Form of Global Indenture between the Registrant and each Senior
           Subordinated Trustee.

d4.2c  --  Standard Multiple-Series Indenture Provisions dated as of September
           24, 1998.

g5     --  Opinion of Schulte Roth & Zabel LLP in respect of the legality of the
           Debt Securities registered hereunder, containing the consent of such counsel.

f12    --  Computation of Ratios of Earnings to Fixed Charges.

f23.1  --  Consent of KPMG LLP.

f23.2  --  Consent of Ernst & Young LLP.

g23.3  --  Consent of Counsel. The consent of Schulte Roth & Zabel LLP is included in its opinion filed herewith as Exhibit 5 to this Registration Statement.

f24.1  --  Powers of Attorney.

f24.2  --  Board Resolutions.

f25.1  --  Form T-1 Statement of Eligibility under the Trust Indenture Act of
           1939 of The Bank of New York.

f25.2  --  Form T-1 Statement of Eligibility under the Trust Indenture Act of
           1939 of Bank One Trust Company, NA.

f25.3  --  Form T-1 Statement of Eligibility under the Trust Indenture Act of
           1939 of BNY Midwestern Trust Company.

----------
a. Incorporated by reference to Registration Statement No. 2-93960 on Form S-3 filed October 25, 1984.

b. Incorporated by reference to Registration Statement No. 33-30047 on Form S-3 filed July 24, 1989.

c. Incorporated by reference to Registration Statement No. 33-58418 on Form S-3 filed February 16, 1993.

d. Incorporated by reference to Registration Statement No. 333-63793 on Form S-3 filed September 18, 1998.

e. Incorporated by reference to Registration Statement No. 333-71361 on Form S-3 filed February 11, 1999.

f. Filed herewith.

g. To be filed by pre-effective amendment.

Item 17.  Undertakings.

      (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned the Registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters and dealers, a reasonable number of copies of a prospectus which at the time meets the requirements of Section 10(a) of the Securities Act and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto and (2) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York and State of New York, on the 23rd day of February, 2001.

                                         THE CIT GROUP, INC.
                                    By   /s/ Joseph M. Leone
                                         Joseph M. Leone
                                         Executive Vice President
                                         and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated, on this 23rd day of February, 2001:

                                    By   /s/ Anne Beroza
                                         Anne Beroza
                                         Attorney-in-fact

                  Signature and Title

                 ALBERT R. GAMPER, JR.*
                 Albert R. Gamper, Jr.
      Chairman, President, Chief Executive Officer
       and Director (principal executive officer)

                  /s/ JOSEPH M. LEONE
                    Joseph M. Leone
              Executive Vice President and
                Chief Financial Officer
      (principal financial and accounting officer)

                    DANIEL P. AMOS*
                     Daniel P. Amos
                        Director

                     JOHN S. CHEN*
                      John S. Chen
                        Director

                     ANTHEA DISNEY*
                     Anthea Disney
                        Director

                 WILLIAM A. FARLINGER*
                  William A. Farlinger
                        Director

                       GUY HANDS*
                       Guy Hands
                        Director

                  HON. THOMAS H. KEAN*
                  Hon. Thomas H. Kean
                        Director

                      PAUL MORTON*
                      Paul Morton
                        Director

                    TAKATSUGU MURAI*
                    Takatsugu Murai
                        Director

                  WILLIAM M. O'GRADY*
                   William M. O'Grady
                        Director

                     PAUL N. ROTH*
                      Paul N. Roth
                        Director

                    PETER J. TOBIN*
                     Peter J. Tobin
                        Director

                      KEIJI TORII*
                      Keiji Torii
                        Director

                THEODORE V. WELLS, JR.*
                 Theodore V. Wells, Jr.
                        Director

                     ALAN F. WHITE*
                     Alan F. White
                        Director

      *Original powers of attorney authorizing Albert R. Gamper, Jr., Ernest D. Stein, Anne Beroza and Robert J. Ingato and each of them to sign this Registration Statement and amendments hereto on behalf of the directors and officers of CIT indicated above are held by CIT and available for examination pursuant to Item 302(b) of Regulation S-T.

Exhibit Index

e1.1   --  Form of Underwriting Agreement.

c1.2   --  Form of Selling Agency Agreement.

a4.1a  --  Proposed form of Debt Securities (Note).

a4.1b  --  Proposed form of Debt Securities (Debenture).

a4.1c  --  Proposed form of Debt Securities (Deep Discount Debenture).

a4.1d  --  Proposed form of Debt Securities (Zero Coupon Debenture).

b4.1e  --  Proposed form of Debt Securities (Extendible Note).

b4.1f  --  Proposed form of Debt Securities (Floating Rate Renewable Note).

c4.1g  --  Proposed form of Debt Securities (Floating Rate Note).

f4.1h  --  Proposed form of Debt Securities (Medium-Term Senior Fixed Rate
           Note).

f4.1i  --  Proposed form of Debt Securities (Medium-Term Senior Floating Rate
           Note).

f4.1j  --  Proposed form of Debt Securities (Medium-Term Senior Subordinated
           Fixed Rate Note).

f4.1k  --  Proposed form of Debt Securities (Medium-Term Senior Subordinated
           Floating Rate Note).

d4.2a  --  Form of Global Indenture between the Registrant and each Senior
           Trustee.

d4.2b  --  Form of Global Indenture between the Registrant and each Senior
           Subordinated Trustee.

d4.2c  --  Standard Multiple-Series Indenture Provisions dated as of September
           24, 1998.

g5     --  Opinion of Schulte Roth & Zabel LLP in respect of the legality of the
           Debt Securities registered hereunder, containing the consent of such counsel.

f12    --  Computation of Ratios of Earnings to Fixed Charges.

f23.1  --  Consent of KPMG LLP.

f23.2  --  Consent of Ernst & Young LLP.

g23.3  --  Consent of Counsel. The consent of Schulte Roth & Zabel LLP is included in its opinion filed herewith as Exhibit 5 to this Registration Statement.

f24.1  --  Powers of Attorney.

f24.2  --  Board Resolutions.

f25.1  --  Form T-1 Statement of Eligibility under the Trust Indenture Act of
           1939 of The Bank of New York.

f25.2  --  Form T-1 Statement of Eligibility under the Trust Indenture Act of
           1939 of Bank One Trust Company, NA.

f25.3  --  Form T-1 Statement of Eligibility under the Trust Indenture Act of
           1939 of BNY Midwestern Trust Company.
----------
a. Incorporated by reference to Registration Statement No. 2-93960 on Form S-3 filed October 25, 1984.

b. Incorporated by reference to Registration Statement No. 33-30047 on Form S-3 filed July 24, 1989.

c. Incorporated by reference to Registration Statement No. 33-58418 on Form S-3 filed February 16, 1993.

d. Incorporated by reference to Registration Statement No. 333-63793 on Form S-3 filed September 18, 1998.

e. Incorporated by reference to Registration Statement No. 333-71361 on Form S-3 filed February 11, 1999.

f. Filed herewith.

g. To be filed by pre-effective amendment.


                                       2